Exhibit 10.4

ASSET PURCHASE AGREEMENT

dated as of

August 8, 2005

by and among

QUALITY INVESTMENT PROPERTIES ATLANTA TECH CENTRE, L.L.C.,

E^QUALITY, L.L.C.,

and

QUALITY INVESTMENT PROPERTIES—WILLIAMS CENTRE, L.L.C.,

as Purchasers,

and

INTERSTATE FIBERNET, INC.

and

ITC^DELTACOM COMMUNICATIONS, INC.,

as Sellers

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ARTICLE VII INDEMNIFICATION		27
7.1	Survival.	27
7.2	Indemnification by Sellers.	27
7.3	Indemnification by Purchasers.	28
7.4	Procedures.	28
7.5	Limitations on Indemnification Obligations.	29
7.6	Indemnification Payment Adjustments.	29
7.7	No Offset.	30
7.8	Further Limitations.	30
7.9	Post-Closing Escrow.	30
7.10	Sole and Exclusive Remedy.	31

ARTICLE VIII TERMINATION		31
8.1	Termination Rights.	31
8.2	Effect of Termination.	32

ARTICLE IX MISCELLANEOUS		32
9.1	Governing Law.	32
9.2	Submission to Jurisdiction.	32
9.3	Counterparts.	33
9.4	Assignment; Binding Effect; Third Parties.	33
9.5	Entire Agreement.	33
9.6	Notices.	33
9.7	Litigation Costs.	34
9.8	Amendments and Waivers.	34
9.9	Severability.	34
9.10	References and Interpretation.	34
9.11	Bulk Sales.	35
9.12	Waiver of Jury Trial.	35
9.13	Knowledge.	35
9.14	Specific Performance.	35
9.15	Time of the Essence.	35

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ANNEX AND EXHIBITS

Annex I	Definitions

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption of Leases
Exhibit C	Limited Warranty Deed
Exhibit D	Telecom Services Agreement
Exhibit E	Master Services Agreement
Exhibit F-1	Collocation Agreement
Exhibit F-2	Telecommunications and Battery Room Collocation Agreement
Exhibit G	Dark Fiber Agreement
Exhibit H	Exchange of Services Agreement
Exhibit I	Office Lease
Exhibit J	Post-Closing Escrow Agreement
Exhibit K	Opinions of Sellers’ Counsel
Exhibit L-1	Tenant Estoppel Certificate
Exhibit L-2	Subordination and Non Disturbance Agreement
Exhibit M	Assignment and Assumption of Contracts
Exhibit N	Opinions of Purchasers’ Counsel
Exhibit O	Form of Customer Notice
Exhibit P	Declaration of Easement

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 8th day of August, 2005, by and among QUALITY INVESTMENT PROPERTIES ATLANTA TECH CENTRE, L.L.C., a Georgia limited liability company (“QIPATC”), E^QUALITY, L.L.C., a Georgia limited liability company (“e^Quality”) and QUALITY INVESTMENT PROPERTIES—WILLIAMS CENTRE, L.L.C., a Kansas limited liability company (“QIPWC”), and INTERSTATE FIBERNET, INC., a Delaware corporation (“IFN”), and ITC^DELTACOM COMMUNICATIONS, INC., an Alabama corporation (“ITC”). Each of QIPATC, e^Quality and QIPWC shall be referred to in this Agreement individually as a “Purchaser” and collectively as “Purchasers.” Each of IFN and ITC shall be referred to in this Agreement individually as a “Seller” and collectively as “Sellers.”

Recitals

A. IFN owns and operates a data center facility located at 300 Satellite Boulevard, Suwanee, Georgia (the “Data Center Facility”) in which it provides managed collocation, hosting, security, data storage, monitoring and networking services and hardware solutions (the “e^deltacom Business”).

B. ITC owns certain assets located at the Data Center Facility that are primarily used by IFN in the conduct of the e^deltacom Business and provides certain services to IFN in the conduct of the e^deltacom Business.

C. Purchasers wish to purchase from Sellers, and Sellers wish to sell to Purchasers, the Assets, all in accordance with and subject to the terms and conditions set forth in this Agreement.

D. Purchasers wish to assume from Sellers, and Sellers wish to assign to Purchasers, the Assumed Liabilities, all in accordance with and subject to the terms and conditions set forth in this Agreement.

E. Purchasers and Sellers (collectively, the “Parties”) wish to evidence their agreement to the terms and conditions of the purchase and sale of the Assets and the assignment and assumption of the Assumed Liabilities as set forth in this Agreement.

In consideration of the recitals and the representations, warranties and covenants set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall for all purposes of this Agreement have the respective meanings assigned to such terms in Annex I attached hereto.

ARTICLE II

PURCHASE AND SALE

2.1 Assets. At the Closing, upon the terms and subject to the conditions contained in this Agreement, each Seller shall sell, transfer, assign, convey and deliver to Purchasers, and Purchasers shall purchase, accept, assume and acquire from such Seller, all of such Seller’s right, title and interest in and to all of the following assets primarily used in, and primarily relating to, the e^deltacom Business (collectively, the “Assets”), but excluding the Excluded Assets:

(a) the land, building, structures, improvements, fixtures, easements, rights of way, public and private parking lots, streets, roads, avenues, highways, alleys and passageways, opened or proposed, on or abutting the land, and any condemnation award made to or to be made and any unpaid award for damage to the real property, the improvements or fixtures by reason of any change of grade of any parking lot, street, road, avenue, highway, alley or passageway, all and singular the estates, rights, privileges, easements and appurtenances belonging or in any wise appertaining to the land, improvements or fixtures, and more particularly described on Schedule 2.1(a)(i) (the “Real Property”) and all other improvements now or hereafter actually or constructively attached to the Real Property, and all modifications, additions, restorations, or replacements of the whole or any part thereof (the “Conveyed Improvements”), but excluding those described in Schedules 2.1(a)(ii) (the “Excluded Improvements”);

(b) the furniture, fixtures, machinery, equipment and other personal property (i) physically located within the Data Center Facility, including the items listed on Schedule 2.1(b)(i) and (ii) listed on Schedule 2.2(b)(ii) and located at Sellers’ facilities at 55 Park Place, Atlanta, Georgia and 2020 Live Oak, Suite 200, Dallas, Texas (collectively, the “Equipment”);

(c) as landlord, in and to all leases and subleases, if any, of the Real Property or the Equipment listed on Schedule 2.1(c), and any and all amendments, modifications, supplements, renewals and extensions thereof (the “Leases”);

(d) the patents, trademarks, copyrights, trade names, mask works, service marks, service names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data (including all intellectual property relating to work in process), computer software programs and other intangible property and any applications for the same, in each case owned or licensed by such Seller, primarily used in, and primarily relating to, the e^deltacom Business to the extent listed on Schedule 2.1(d) (the “Intellectual Property”);

(e) all user manuals, training materials, technical specifications and other documentation in such Seller’s possession with respect to the Equipment, the Intellectual Property and Assigned Contracts to the extent such Seller has the right to transfer the same to Purchasers;

(f) (i) the customer contracts primarily relating to the e^deltacom Business to the extent listed on Schedule 2.1(f)(i) (the “Customer Contracts”), (ii) the contracts pursuant to which any of the Intellectual Property is licensed to the extent listed on Schedule 2.1(f)(ii) (the “IP Licenses”), (iii) the vendor, supplier, utility and other contracts primarily relating to the e^deltacom Business to the extent listed on Schedule 2.1(f)(iii) (the “Other Contracts”), (iv) any open purchase orders for goods and services relating to the e^deltacom Business to the extent listed on Schedule 2.1(f)(iv) (the “Purchase Orders”) and (v) the Additional Agreements, if any, pursuant to Section 5.1(b)(iii) (such Additional Agreements, together with the Customer Contracts, the IP Licenses, the Other Contracts, and Purchase Orders, the “Assigned Contracts”);

(g) the inventory, fuel, supplies, spare parts, raw materials, work-in-progress, packaging materials, samples, finished goods and other inventories owned, leased, used, held for use or otherwise held by a Seller in connection with the e^deltacom Business;

(h) all prepaid expenses, prepaid license fees, prepaid support contracts, prepaid maintenance contracts, customer deposits, manufacturer or supplier benefits, credits and rebates to the extent listed on Schedule 2.1(h);

(i) the cash and cash equivalents of the e^deltacom Business (i) received after Closing in lock box #402293 at Bank of America (the “Lockbox Account”) and (ii) in account #3752134946 at Bank of America (the “Operating Account”) as of the Closing Date in accordance with Section 2.7(a);

(j) all of the accounts receivable, rent, notes receivable, expense reimbursements and other rights to payment (the “Accounts Receivable”) under the Customer Contracts and the Leases as of the Closing Date;

(k) all goodwill associated with the e^deltacom Business or the Assets, together with the right to represent to third parties that Purchasers are the successor to the e^deltacom Business;

(l) all of the automotive equipment and motor vehicles maintained, owned, leased, used or held for use by a Seller primarily in connection with the e^deltacom Business to the extent listed on Schedule 2.1(l);

(m) all of the engineering, business and other books, papers, accounting records, customer records, and other files and records primarily pertaining to the e^deltacom Business, but not the certificate of incorporation, bylaws, minute books, stock transfer records, or other corporate records of either Seller;

(n) all manufacturers’, resellers’ and vendors’ warranties with respect to the Assets to the extent such Seller has the right to transfer the same to Purchasers, including those listed on Schedule 2.1(n); and

(o) all IP addresses and domain names listed on Schedule 2.1(o) to the extent such Seller has the right to transfer the same to Purchasers.

2.2 Excluded Assets. The assets that Sellers shall sell, transfer, assign, convey and deliver to Purchasers, and that Purchasers shall purchase, assume, accept and acquire from Sellers, at the Closing are the Assets set forth in Section 2.1. Each Seller is not selling, transferring, assigning, conveying or delivering to Purchasers, and Purchasers are not purchasing, accepting, assuming or acquiring from such Seller, such Seller’s right, title or interest in or to any other assets (the “Excluded Assets”), including the following:

(a) all cash and cash equivalents, securities, and negotiable instruments of such Seller or any of its Affiliates on hand, in lock boxes, in financial institutions or elsewhere, including the Lockbox Account and its contents on the Closing Date, but excluding the cash and cash equivalents of the e^deltacom Business received after Closing in the Lockbox Account in accordance with Section 2.1(i) and excluding the cash and cash equivalents in the Operating Accounting in accordance with Section 2.1(i) and Section 2.7(a);

(b) the Excluded Improvements set forth on Schedule 2.1(a)(ii);

(c) all assets and properties of every kind and description owned, leased (pursuant to leases in which a Seller is not the lessor) or otherwise held for use by third parties, including customers under the Customer Contracts, located at the Data Center Facility;

(d) (i) all fiber optic facilities, equipment and elements of such Seller, other than any of such facilities set forth on Schedule 2.1(b)(i), and (ii) all rights provided to Sellers by the Declaration of Easement;

(e) all contracts of insurance and the prepaid business insurance (including liability, business interruption and the like) premiums and the prepaid group insurance premiums of such Seller;

(f) all of such Seller’s rights under manufacturers’, resellers’ and vendors’ warranties other than such Seller’s rights under manufacturers’, resellers and vendors warranties transferred pursuant to Section 2.1(n);

(g) all rights to Tax refunds, credits and similar benefits, and to any Tax attributes, relating to or attributable to periods ending, or relating to an event occurring prior to, the Closing Date;

(h) the minute books from the meetings of the boards of directors and stockholders of such Seller, the stock records and corporate seal of such Seller and the Tax returns and records relating to Taxes of such Seller;

(i) all rights of such Seller under this Agreement and the other Transaction Agreements;

(j) all prepaid commissions owed to Sellers in connection with the e^deltacom Business to the extent earned prior to the Closing Date and to the extent listed on Schedule 2.2(j);

(k) the Dinix Agreement; and

(l) any other assets identified on Schedule 2.2(l).

2.3 Escrow Deposit.

For and in partial consideration of the execution and delivery of this Agreement, simultaneously with the execution and delivery of this Agreement, Purchasers are depositing in escrow with the Deposit Escrow Agent an additional amount equal to One Hundred Thousand Dollars ($100,000) in cash, said amount to be held as an earnest money deposit (the “Deposit”), in accordance with the terms and conditions of this Agreement and the Deposit Escrow Agreement.

2.4 Purchase Price.

For and in consideration of the conveyances and assignments described in this Agreement and in addition to the assumption of liabilities as set forth in Section 2.6, at the Closing, Purchasers shall pay to Sellers Twenty Nine Million, Four Hundred Forty Five Thousand Dollars ($29,445,000) (the “Initial Purchase Price”), plus or minus the amount of any adjustment made pursuant to Section 2.7 (the “Purchase Price”). Upon satisfaction or waiver of each condition set forth in Article VI (other than delivery of the Initial Purchase Price), Purchasers shall pay the Initial Purchase Price (as adjusted pursuant to Section 5.5(a))at Closing by wire transfer to an account or accounts designated in writing by Sellers. At the Closing, after satisfaction or waiver of each condition set forth in Article VI and delivery by Purchasers of the Initial Purchase Price to Sellers, Purchasers and Sellers shall cause the Deposit to be returned to Purchasers in accordance with the joint written instructions of Purchasers and Sellers. The Purchase Price shall be subject to adjustment following the Closing in accordance with Section 2.7.

2.5 Delivery of Assets. Title to and possession of the Assets shall be delivered and transferred by Sellers to Purchasers at the Closing in accordance with the terms of this Agreement.

2.6 Assumption of Liabilities; Excluded Liabilities.

(a) At the Closing, upon the terms and subject to the conditions contained herein, Purchasers shall assume, and agree to pay, perform and discharge when due, the following (collectively, the “Assumed Liabilities”):

(i) all of Sellers’ duties, obligations and liabilities arising under the Assigned Contracts and the Leases relating to the operation of the e^deltacom Business or the Assets after the Closing Date, including all of Sellers’ duties, obligations and liabilities under the Purchase Orders and Additional Agreements entered into pursuant to Section 5.1(b)(iii);

(ii) all liabilities and obligations of Purchasers as set forth in Section 5.5, Section 5.7 and Section 5.11;

(iii) all liabilities and obligations arising out of, or related to, the ownership of the Assets or the ownership or operation of the e^deltacom Business but only to the extent such liabilities arise after, or relate to the period after, the Closing Date and which are not otherwise reserved to Sellers under this Agreement; and

(iv) all liabilities included in Final Working Capital.

(b) Other than the Assumed Liabilities, Purchasers shall not assume any duties, debts, liabilities or obligations (absolute or contingent) of any kind of Sellers of any nature whatsoever.

2.7 Working Capital Adjustment.

(a) On or prior to the Closing Date, Sellers shall prepare and deliver to Purchasers a written estimate of Working Capital to be transferred to Purchasers as of the Closing Date in accordance with Schedule 2.7 (the “Estimated Working Capital”). The Estimated Working

Capital shall be no less than Three Million Five Hundred Ninety Thousand Dollars ($3,590,000) (the “Working Capital Target”) of which at least Two Million Two Hundred Thousand Dollars ($2,200,000) shall consist of cash and cash equivalents in the Operating Account.

(b) As soon as reasonably practicable following the Closing Date (but in no event more than 30 Business Days following the Closing Date), Purchasers shall prepare and submit to Sellers a statement setting forth in reasonable detail Purchasers’ calculation of Working Capital as of the Closing Date (the “Proposed Final Working Capital Statement”) and any relevant documentation relevant to such calculation. Purchasers’ calculation of Working Capital shall be made in a manner consistent with Schedule 2.7. The Proposed Final Working Capital Statement shall become final and binding upon the Parties unless, within 30 Business Days following its receipt by Sellers, Sellers shall provide written notice to Purchasers of their objection thereto. If Sellers so notify Purchasers of their objection to the Proposed Final Working Capital Statement, Purchasers and Sellers shall negotiate in good faith to resolve any differences. If within 30 Business Days following the receipt of such notice by Sellers, any differences have not been resolved, the parties shall submit the dispute to a mutually-agreed upon nationally recognized accounting firm (the “Independent Accounting Firm”) to resolve any differences. The Independent Accounting Firm’s resolution of any differences shall be set forth in writing, shall be rendered within 20 Business Days following the final submission of the Parties, and shall be final and binding on the parties and not subject to any appeal. Purchasers shall revise the Proposed Final Working Capital Statement as appropriate to reflect the resolution of any differences. The fees and expenses of the Independent Accounting Firm shall be paid one-half by Purchasers and one-half by Sellers. Working Capital as of the Closing Date, as finally determined pursuant to this Section 2.7(b) (whether by failure of Sellers to deliver notice of objection, by agreement of Sellers and Purchasers or by determination of the Independent Accounting Firm), is referred to herein as the “Final Working Capital.”

(c) Purchasers shall make the work papers and back-up materials used in preparing the Proposed Final Working Capital Statement and the books, records and financial staff of the e^deltacom Business, available to Sellers and their accountants and attorneys at reasonable times and upon reasonable notice at any time during (i) the preparation by Purchasers of the Proposed Final Working Capital Statement, (ii) the review by Sellers of the Proposed Final Working Capital Statement, and (iii) the resolution by the Parties of any objections thereto.

(d) If the Final Working Capital is less than the Working Capital Target, Sellers will pay Purchasers the amount of such difference, with simple interest thereon from the Closing Date to the date of payment at a rate per annum of 6%. If the Final Working Capital is greater the Working Capital Target, Purchasers will pay to Sellers the amount of such difference with simple interest thereon from the Closing Date to the date of payment at a rate per annum of 6%. All payments under this Section 2.7(d) shall be made within 10 days after the Final Working Capital shall have been finally determined in accordance with Section 2.7(b).

2.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the classes of Assets for all purposes (including financial, accounting and Tax purposes) as set forth in the Schedule 2.8. Without limiting the generality of the foregoing, Sellers and Purchasers agree, pursuant to Section 1060 of the Code, that all Tax returns and reports shall be filed consistent with such allocation. Notwithstanding any other provision of this Agreement, the provisions of this Section 2.8 shall survive the Closing Date without limitation.

ARTICLE III

CLOSING

3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the purchase and sale of the Assets shall take place at a closing (the “Closing”) to be held at the offices of King & Spalding LLP, 191 Peachtree Street, NE, Atlanta, Georgia 30303-1763, as soon as practicable, but no later than three Business Days, following the satisfaction or, to the extent permitted by this Agreement, waiver of each condition set forth in Article VI or at such other time and place as the Parties may agree (the day on which the Closing takes place, the “Closing Date”).

3.2 Closing Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Purchasers the following:

(a) a Bill of Sale and Assignment and Assumption Agreement, dated as of the Closing Date and executed by Sellers, substantially in the form of Exhibit A (the “Bill of Sale”);

(b) an Assignment and Assumption of Leases, dated as of the Closing Date and executed by Sellers, substantially in the form of Exhibit B (the “Assignment and Assumption of Leases”);

(c) a limited warranty deed with respect to the Real Property, dated as of the Closing Date and executed by IFN, substantially in the form of Exhibit C (the “Limited Warranty Deed”);

(d) a Telecommunications Services Agreement, dated as of the Closing Date and executed by IFN, substantially in the form of Exhibit D (the “Telecom Services Agreement”);

(e) a Master Services Agreement, dated as of the Closing Date and executed by ITC, substantially in the form of Exhibit E (the “Master Services Agreement”);

(f) (i) a Collocation Agreement, dated as of the Closing Date and executed by ITC, substantially in the form of Exhibit F-1 and (ii) the Telecommunications and Battery Room Collocation Agreement, dated as of the Closing Date and executed by ITC, substantially in the form of Exhibit F-2 (collectively, the “Collocation Agreements”);

(g) a ITC^DeltaCom Dark Fiber Agreement, dated as of the Closing Date and executed by Sellers, substantially in the form of Exhibit G (the “Dark Fiber Agreement”);

(h) an Exchange of Services and Indemnification Agreement, dated as of the Closing Date and executed by Sellers, substantially in the form of Exhibit H (the “Exchange of Services Agreement”);

(i) a Lease Agreement, dated as of the Closing Date and executed by Sellers, substantially in the form of Exhibit I (the “Office Lease”) together with a subordination, non-disturbance and attornment agreement in a form reasonably satisfactory to Sellers and Purchasers’ lender, if requested by such lender;

(j) a Post-Closing Escrow Agreement, dated as of the Closing Date and executed by Sellers substantially in the form of Exhibit J (the “Post-Closing Escrow Agreement”);

(k) the opinions of Sellers’ outside counsel and general counsel substantially in the forms set forth in Exhibit K;

(l) certificates of title with respect to the motor vehicles listed on Schedule 2.1(l) or, if any such motor vehicles are leased by Sellers, an assignment of such lease;

(m) the certificates to be delivered by Sellers pursuant to Article VI;

(n) (i) the Tenant Estoppel Certificates executed by all Material Customers substantially in the form of Exhibit L-1 and (ii) the Subordination and Non Disturbance Agreements executed by all Material Customers substantially in the form of Exhibit L-2;

(o) the Assignment and Assumption of Contracts, dated as of the Closing Date and executed by Sellers, substantially in the form of Exhibit M (the “Assignment and Assumption of Contracts”);

(p) an Affidavit of Sellers with respect to Real Property title matters in form and substance mutually agreed upon by Sellers and Purchasers;

(q) an Affidavit of Sellers, certifying that the transactions contemplated under this Agreement are exempt from withholding under Section 1445 of the Code in form and substance mutually agreed upon by Sellers and Purchasers;

(r) an Affidavit of Georgia Residency in form and substance mutually agreed upon by Sellers and Purchasers;

(s) a Georgia Real Estate Transfer Tax Declaration (filed by Sellers online);

(t) evidence of Sellers authority to enter into the transactions contemplated under this Agreement reasonably satisfactory to Purchasers’ title company; and

(u) such other instruments of assignment, conveyance and transfer and lien waivers from all brokers and advisers as shall reasonably be requested by Purchasers, Purchasers’ title company or Purchasers’ lender to effect or evidence the transactions contemplated by this Agreement.

3.3 Closing Deliveries by Purchasers. At the Closing, Purchasers shall deliver or cause to be delivered to Sellers:

(a) the Initial Purchase Price;

(b) the Bill of Sale, executed by Purchasers;

(c) the Assignment and Assumption of Leases, executed by Purchasers;

(d) the Telecom Services Agreement, executed by Purchasers;

(e) the Master Services Agreement, executed by Purchasers;

(f) the Collocation Agreements, executed by Purchasers;

(g) the Dark Fiber Agreement, executed by Purchasers;

(h) the Exchange of Services Agreement, executed by Purchasers;

(i) the Office Lease, executed by Purchasers;

(j) the Post-Closing Escrow Agreement, executed by Purchasers;

(k) the opinions of Purchasers’ outside counsel substantially in the form set forth in Exhibit N;

(l) the certificates to be delivered by Purchasers pursuant to Article VI;

(m) the Assignment and Assumption of Contracts; and

(n) such other instruments of assumption, conveyance, acceptance and receipt and lien waivers as shall reasonably be requested by a Seller or Purchasers’ title company to effect or evidence the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Sellers. Each Seller, jointly and severally, represents and warrants to Purchasers as follows:

(a) Organization. Such Seller is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite power and authority to own, lease and operate its properties, to conduct its business as it is presently being conducted, and to enter into and perform its obligations under this Agreement and the other Transaction Agreements. Such Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Authority; Valid and Binding Effect. (i) Such Seller has the corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Agreements to which such Seller shall be a party, and to perform its obligations hereunder and thereunder, and (ii) the execution, delivery and performance by such Seller of this Agreement and the other Transaction Agreements to which such Seller shall be a party have been duly authorized by all necessary corporate actions of such Seller, and no further corporate action is necessary on the part of such Seller for such Seller to execute and deliver this Agreement and to consummate and perform such Seller’s obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Seller and the other Transaction Agreements shall have been duly and validly executed and delivered by such Seller at or prior to the Closing. Assuming this Agreement constitutes and the other Transaction Agreements when executed and delivered at or prior to the Closing shall constitute legal, valid and binding agreements of the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding agreement of such Seller, and each of the other Transaction Agreements when executed and delivered prior to the Effective Time by such Seller shall constitute legal, valid and binding agreements of such Seller, in each case, enforceable against such Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

(c) Non-contravention. Except as set forth on Section 4.1(c) of the written disclosure schedule previously delivered by Sellers to Purchasers and incorporated herein by this reference (the “Sellers’ Disclosure Schedule”), neither the execution and delivery by such Seller of this Agreement or the other Transaction Agreements to which such Seller shall be a party, nor the consummation or performance by such Seller of any of the transactions to be consummated or performed by it under this Agreement or such other Transaction Agreements, shall (i) violate or constitute a breach of any provision of the articles of incorporation or bylaws of such Seller, (ii) violate in any material respect any Laws applicable to such Seller, (iii) conflict with, give rise to a right of acceleration or termination under, result in any payment or benefit becoming due under, or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under, any material Assigned Contract, note, indenture, agreement, lease or other instrument directly relating to the e^deltacom Business, the Assets or such Seller, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) upon the Assets.

(d) Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.

(i) At the Closing, Sellers shall transfer and convey to Purchasers good and marketable title to, or a valid leasehold interest in, all of the Assets, free and clear of all Liens, except for Permitted Liens.

(ii) No portion of the Real Property or any Improvements is the subject of, or affected by, any condemnation or eminent domain proceedings currently instituted or pending, and to the knowledge of Sellers, no such proceedings are threatened.

(iii) Except as set forth on Section 4.1(d)(iii) of the Sellers’ Disclosure Schedule, neither the Real Property, the Improvements nor the other Assets are subject to any Liens (other than Permitted Liens or any Liens that shall be released on or prior to Closing) or to any covenant or other restriction preventing or limiting Sellers’ right to convey Sellers’ right, title and interest in the Real Property, the Improvements and the other Assets.

(iv) To the knowledge of Sellers, Sellers have not received written notice of any pending or threatened claims against Sellers asserting that Sellers’ use of the Intellectual Property in the e^deltacom Business infringes upon the rights of third parties.

(v) EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THE BILL OF SALE, THE LIMITED WARRANTY DEED AND THIS SECTION 4.1, (A) SUCH SELLER MAKES NO, AND THE ASSETS ARE BEING SOLD WITHOUT ANY, WARRANTY, EXPRESS OR IMPLIED, REGARDING TITLE TO THE ASSETS, INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES BY THE ASSETS, OR THE OPERATION, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OF THE ASSETS AND (B) PURCHASERS ARE BUYING THE ASSETS “AS IS” AND “WHERE IS” AND WITH ALL FAULTS. EACH SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE E^DELTACOM BUSINESS.

(e) Compliance with Law. Such Seller is in compliance with all Laws applicable to the Assets (other than the Real Property and the Conveyed Improvements) or the e^deltacom Business, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Such Seller has not received any written notice from any governmental authority that such Seller is not in compliance with any Laws applicable to the Assets or the e^deltacom Business. Such Seller is in compliance in all material respects with all Laws applicable to the Real Property and the Conveyed Improvements and Seller has not received any written notice from any governmental authority that such Seller is not in compliance with any Laws applicable to the Real Property and the Conveyed Improvements.

(f) Litigation. Except as set forth on Section 4.1(f) of the Sellers’ Disclosure Schedule, as of the date hereof, there is no pending or, to the knowledge of such Seller, threatened litigation, arbitration, administrative proceeding or other legal action, investigation or proceeding against such Seller with respect to the e^deltacom Business or any Asset which, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the e^deltacom Business or any Asset. As of the date hereof, such Seller is not aware of any event, cause or condition that might reasonably be expected to give rise to or properly form the basis of any such suit, action, investigation, arbitration or proceeding which, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the e^deltacom Business or any Asset. No portion of the e^deltacom Business and no Asset is subject to any material order, writ, judgment, injunction, decree, determination, award or settlement agreement (each, an “Order”).

(g) No Other Liabilities or Contingencies. Except for the Assumed Liabilities and except as set forth on Section 4.1(g) of the Sellers’ Disclosure Schedule, (i) there exist no liabilities or obligations of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or nonliquidated, due or to become due, accrued or unaccrued, matured or unmatured), of such Seller that relate to the e^deltacom Business or the Assets, except for such liabilities and obligations as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (ii) notwithstanding the foregoing, except for the Permitted Liens and Liens that shall be released prior to Closing, there exist no liabilities or obligations of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or nonliquidated, due or to become due, accrued or unaccrued, matured or unmatured), of such Seller that relate to the Real Property or Conveyed Improvements.

(h) Consents and Approvals.

(i) The execution, delivery and performance by such Seller of this Agreement do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority other than (A) filings pursuant to the Uniform Commercial Code or otherwise in connection with the release of Liens on the Assets; (B) as may be necessary as a result of any facts or circumstances relating solely to Seller or its Affiliates; and (C) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or materially delay such Seller from performing its obligations under this Agreement, or that are otherwise immaterial to Sellers, taken as a whole, and the consummation of the transactions contemplated by this Agreement.

(ii) Except as set forth on Section 4.1(h)(ii) of the Sellers’ Disclosure Schedule, no consent, waiver, agreement, approval, or authorization of any Person (other than a governmental body, agency, official or authority) is required for the execution, delivery and performance by such Seller of this Agreement.

(i) Tax Matters. Except as set forth on Section 4.1(i) of the Sellers’ Disclosure Schedule:

(i) Such Seller has timely filed or caused to be filed with the appropriate taxing authorities all tax returns required to be filed through the date hereof and shall timely file or cause to be filed any such tax returns required to be filed on or prior to the Closing Date. Such tax returns are true, complete and accurate in all material respects. No claim has ever been made by a taxing authority in a jurisdiction where a Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction.

(ii) All material Taxes due and payable for which such Seller is liable have been paid in full. All material Taxes required to be withheld by Sellers have been collected and withheld and have been timely paid to the respective governmental agencies.

(iii) No deficiencies for Taxes have been claimed, proposed or assessed by any taxing authority against such Seller and there are no pending audits, examinations or other proceedings in respect of any Taxes. No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to such Seller.

(iv) There are no Liens for Taxes on any of the Assets, other than Liens for current Taxes not yet due and payable.

(v) None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Assets is property required to be treated as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(vi) Notwithstanding the foregoing, the representations and warranties set forth in Section 4.1(i)(i), Section 4.1(i)(ii) and Section 4.1(i)(iii) hereof shall not encompass or be applicable to any Tax or to any return relating to a Tax to the extent that, under applicable Tax law, the Assets cannot be subjected to Liens for such Tax and Purchasers cannot be liable for such Tax.

(j) Employee Benefit Plans. Neither the execution and delivery by such Seller of this Agreement or the other Transaction Agreements to which such Seller shall be a party, nor the consummation of the transactions contemplated hereby or thereby, shall result in any liability to Purchasers under any “employee benefits plans,” as defined in Section 3(3) of ERISA, or any pension, retirement, profit sharing, deferred compensation, bonus, severance, vacation, commission, incentive compensation (including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization or other employee benefit plans, agreements or arrangements (including any contracts or agreements with trustees, insurance companies or other Person relating to any such employee benefit plans or arrangements) and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)) (whether written or oral) established, maintained or contributed to by such Seller or any ERISA Affiliate, or with respect to which such Seller or any

ERISA Affiliate could have liability, in each case, with respect to the current or former employees, directors, officers or consultants or other independent contractors of the e^deltacom Business (the “Employee Benefit Plans”).

(k) Labor Matters. (i) Except as set forth in Section 4.1(k)(i) of the Sellers’ Disclosure Schedule, as of the date hereof, there are no (A) labor strikes, disputes, slowdowns, representation or certification campaigns known to such Seller with respect to the e^deltacom Business, work stoppages or other concerted activities with respect to employees of such Seller, pending or, to the knowledge of such Seller, threatened against or affecting the e^deltacom Business, (B) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements, in each case, arising out of collective bargaining agreements to which such Seller is a party or (C) to the knowledge of such Seller, activities or proceedings of any labor union or employee association to organize any such employees.

(ii) Except as set forth in Section 4.1(k)(ii) of the Sellers’ Disclosure Schedule, as of the date hereof, with respect to the e^deltacom Business, there are no pending administrative matters with any federal, provincial, state or local agencies regarding (A) violations or alleged violations of any federal, provincial, state or local wage and hour law or any federal, provincial, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local law, (B) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (C) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors or (D) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable laws with respect to wages, hours, employment practices and terms and conditions of employment.

(iii) As of the date hereof, such Seller is not a party to or subject to, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

(l) Assigned Contracts. All Assigned Contracts are, as of the date hereof, valid, binding and in full force and effect and are enforceable by IFN or ITC, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and general principles of equity. Except as set forth in Section 4.1(l) of the Sellers’ Disclosure Schedule, as of the date hereof, neither Seller nor, to the knowledge of such Seller, any other party thereto, is or is alleged to be in material violation of or in material default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation of or material default under, any material Assigned Contract. As of the date hereof, none of the counterparties to any Assigned Contract has given notice of termination of such Assigned Contract. Complete and correct copies of the top thirty (30) Customer Contracts (excluding that of any Material Customer), based upon monthly recurring charges as of June 1, 2005, have been provided to Purchasers.

(m) Financial and Other Performance Statements. Section 4.1(m) of the Sellers’ Disclosure Schedule sets forth true and accurate copies of (i) the unaudited statements of operations of the e^deltacom Business for the fiscal year ended December 31, 2004 and the six months ended June 30, 2005 (the “Operating Financial Statements”) prepared in accordance with GAAP with the exceptions noted within the attached Operating Financial Statements, (ii) the unaudited details of certain selling, general and administrative expenses of the e^deltacom Business for the six months ended June 30, 2005 (the “Detailed SG&A Breakdown”) prepared in accordance with GAAP with the exceptions noted within the attached Detailed SG&A Breakdown, (iii) a schedule of Working Capital as of June 30, 2005 (the “June Working Capital Schedule”), and (iv) a summary of the invoiced charges and credits and categorization of those charges and credits amongst services as invoiced to customers of the e^deltacom Business in each of the months specified in such summary (the “Invoice Summary”). The June Working Capital Schedule fairly presents, in all material respects, the Working Capital as of June 30, 2005. The Invoice Summary fairly presents, in all material respects, a summary of the invoiced charges and credits and categorization of those charges and credits amongst services as invoiced to customers of the e^deltacom Business in each of the months specified in the Invoice Summary.

(n) Environmental. Except as set forth in Section 4.1(n) of the Sellers’ Disclosure Schedule, to the knowledge of such Seller, as of the date hereof:

(i) there are no pending or, to the knowledge of such Seller, threatened actions, suits, claims, legal proceedings or any other proceedings based on Hazardous Materials or the Environmental Laws at the Real Property or otherwise arising from either Sellers’ activities at the Real Property involving Hazardous Materials;

(ii) to the knowledge of such Seller, there are no conditions, facilities, procedures or any other facts or circumstances which could reasonably be expected to give rise to claims, expenses, losses, liabilities, or governmental action against Purchasers in connection with any Hazardous Materials present at or disposed from the Real Property, from any Environmental Laws, or otherwise arising from Sellers’ activities at the Real Property involving Hazardous Materials;

(iii) to the knowledge of such Seller, neither polychlorinated biphenyls nor asbestos-containing materials are present on or in the Real Property; and

(iv) such Seller does not operate any tanks, impoundments, vessels or other containers used for the storage of Hazardous Substances on or below the surface of the Real Property, the operation of which requires certification or licensure by any governmental or regulatory agency.

(o) Absence of Changes. Except as set forth on Section 4.1(o) of the Sellers’ Disclosure Schedule and except as has not had and would reasonably not be expected to have a Material Adverse Effect, from June 30, 2005 through the date hereof, there has not been any transaction or occurrence in which either Seller, with respect to the e^deltacom Business, has:

(i) incurred any obligations or liabilities of any nature other than items incurred in the ordinary course of business consistent with past practice, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency or other reserve, other than in the ordinary course of its business consistent with past practice;

(ii) paid, discharged, or satisfied any claim, Lien, obligation, or liability (whether absolute, accrued, contingent, and whether due or to become due), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice;

(iii) written down or written up the value of any inventory (including write-downs by reason of shrinkage or markdowns), determined as collectible any accounts receivable or any portion thereof which were previously considered uncollectible, or written off as uncollectible any accounts receivable under the Customer Contracts and the Leases or any portion thereof, except for write-downs, write-ups, and write-offs, none of which is material in amount, in the ordinary course of business consistent with past practice;

(iv) waived any material claims or rights other than in the ordinary course of business consistent with past practice;

(v) paid, loaned, distributed or advanced any amounts to, sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, purchased, leased, licensed, or otherwise acquired any properties or assets from, or entered into any other agreement or arrangement with any Employee, except for routine travel advances to Employees in the ordinary course of business consistent with past practice;

(vi) sold, transferred or otherwise disposed of any of the rights or assets primarily attributable to the e^deltacom Business that involved an amount in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, except in the ordinary course of business consistent with past practice;

(vii) granted or incurred any obligation for any increase in the compensation of any Employee (including, without limitation, any increase pursuant to any Employee Benefit Plan), except for annual or more frequent increases to Employees in the ordinary course of business consistent with past practice;

(viii) suffered any material damage, material destruction or material loss, whether or not covered by insurance, affecting the Assets or the e^deltacom Business;

(ix) leased, licensed or granted to any Person any material rights in or to the Assets or the e^deltacom Business outside the ordinary course of business consistent with past practice;

(x) received or become aware of any notice of termination or potential termination of any material Assigned Contract;

(xi) entered into or consummated on behalf of the e^deltacom Business, except in the ordinary course of business consistent with past practice, any contract, commitment or transaction that involved, in any case, an amount in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

(xii) materially amended any Assigned Contract other than in the ordinary course of business consistent with past practice;

(xiii) made any change in any method of accounting or accounting principle, practice or policy;

(xiv) experienced any labor union organizing activity, or any actual or threatened employee strikes, work stoppages or lockouts, or received any complaint by any of its Employees or by any federal, state or local government regulator or agency with respect to any alleged material violation by a Seller of any Laws governing labor standards, including, without limitation, wages, safety standards, discrimination of any nature or sexual harassment;

(xv) failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice, or made any purchase commitment of a material amount in excess of the normal, ordinary and usual requirements of its business or at any price materially in excess of the then current market price available to Sellers, or made any material change in its selling, pricing, advertising or personnel practices other than in the ordinary course of business consistent with past practice;

(xvi) instituted, settled or agreed to settle any litigation, action or proceeding before any governmental entity relating to it other than in the ordinary course of business consistent with past practice, but not in any case involving amounts in excess of Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate; or

(xvii) entered into any contract or agreement to do or engage in any of the foregoing.

(p) Assigned Leases. Complete and correct copies of all Leases described in Seller’s Disclosure Schedule 2.1(c) have been provided to Purchasers. All Leases are, as of the date hereof, valid, binding and in full force and effect and are enforceable by IFN or ITC, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and general principles of equity. Except as set forth in Section 4.1(p) of the Sellers’ Disclosure Schedule, as of the date hereof, neither Seller nor, to the knowledge of such Seller, any other party thereto, is or is alleged to be in violation of or in default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a violation of or default under, any such Lease. As of the date hereof, none of the counterparties to any Lease has given notice of termination of such Lease.

4.2 Representations and Warranties of Purchasers. Each Purchaser represents and warrants to each Seller as follows:

(a) Organization of Purchasers. Each Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties, to conduct its business as it is presently being conducted, and to enter into and perform its obligations under this Agreement and the other Transaction Agreements.

(b) Authority; Validity and Binding Effect. (i) Each Purchaser has the corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements, and to perform its obligations hereunder and thereunder, and (ii) the execution, delivery and performance of this Agreement and the other Transaction Agreements by each Purchaser have been duly authorized by all necessary corporate actions of such Purchaser, and no further action is necessary on the part of such Purchaser for such Purchaser to execute and deliver this Agreement and to consummate and perform such Purchaser’s obligations hereunder. This Agreement has been duly executed and delivered on behalf of each Purchaser and the other Transaction Agreements shall have been duly and validly executed and delivered by each Purchaser at or prior to the Closing. Assuming this Agreement constitutes and the other Transaction Agreements when executed and delivered at or prior to the Closing shall constitute legal, valid and binding agreements of the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding agreement of each Purchaser, and each of the other Transaction Agreements when executed and delivered prior to the Closing by each Purchaser shall constitute legal, valid and binding agreements of each Purchaser, in each case, enforceable against each Purchaser in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

(c) Non-contravention. Neither the execution and delivery by any Purchaser of this Agreement or the other Transaction Agreements, nor the consummation or performance by any Purchaser of any of the transactions to be consummated or performed by it under this Agreement or such other Transaction Agreements, shall directly or indirectly (with or without notice or lapse of time): (i) violate or constitute a breach of any provision of any Purchaser’s organizational documents; (ii) violate any Laws applicable to any Purchaser, (iii) conflict with, give rise to a right of acceleration or termination under, result in any payment or benefit becoming due under, or result in a breach of or constitute (with due notice or lapse of time or both) a default under, any note, indenture, agreement, lease or other instrument to which any Purchaser is a party, or (iv) result in the creation or imposition of any Lien upon any property or assets of any Purchaser, except with respect to clauses (ii), (iii) and (iv) for such violations, conflicts and Liens that would not reasonably be expected to have a material adverse effect on the ability of Purchasers to pay the Purchase Price, to perform its other obligations under this Agreement or to perform its obligations under the other Transaction Agreements (a “Purchaser Material Adverse Effect”).

(d) Funding. Purchasers have adequate funds available in an amount sufficient to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

(e) Consents and Approvals.

(i) The execution, delivery and performance by each Purchaser of this Agreement do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority.

(ii) No consent, waiver, agreement, approval, or authorization of any Person (other than a governmental body, agency, official or authority) is required for the execution, delivery and performance by any Purchasers of this Agreement.

(f) Ultimate Parent Entity. As of the date hereof, and at all times prior to the Closing, e^Quality is and shall be the “ultimate parent entity” (as determined in accordance with the HSR Act and the rules promulgated thereunder) of Purchasers.

4.3 Brokers’ Fees. Each Party represents and warrants to the other Party that except for Miller Buckfire & Co., LLC, whose fee shall be paid by the Sellers, and Colliers Cauble & Co., whose fee shall be paid by Purchasers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Party who is or might be entitled to any fee or commission from such Party or any of its Affiliates upon consummation of the transactions contemplated by this Agreement. Other than the fee payable to Colliers Cauble & Co., Sellers shall defend, indemnify and hold Purchasers harmless from and against any and all damages, losses, liabilities, claims and expenses, including reasonable attorneys’ fees, which may be asserted as a result of any claims asserted against Purchasers by any broker or other person on the basis of any arrangements alleged to have been made by Sellers with regard to the Assets or e^deltacom Business prior to the Closing Date. Other than the fee payable to Miller Buckfire & Co., LLC, Purchasers shall defend, indemnify and hold Sellers harmless from and against any and all damages, losses, liabilities, claims and expenses, including reasonable attorneys’ fees, which may be asserted as a result of any claims asserted against Sellers by any broker or other person on the basis of any arrangements alleged to have been made by Purchasers after the Closing Date. Each Seller represents and warrants that all lease commissions with regard to the Assets and e^deltacom Business have been paid to date.

ARTICLE V

COVENANTS

5.1 Conduct Prior to the Closing Date. Except as contemplated by this Agreement (including the filing of the Declaration of Easement) or as set forth in Section 5.1 of the Sellers’ Disclosure Schedule, or otherwise agreed by Purchasers, from the date of this Agreement until the Closing Date or earlier termination of this Agreement:

(a) Sellers shall use commercially reasonable efforts to (i) conduct the e^deltacom Business in the ordinary course consistent with past practice, (ii) maintain the Assets substantially in their current condition, ordinary wear and tear excepted, (iii) preserve the goodwill of the suppliers and customers of the e^deltacom Business and (iv) maintain the current insurance coverage for the Assets consistent with past practice.

(b) Each Seller shall not do any of the following with respect to the e^deltacom Business or the Assets, without the prior written consent of Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) sell, assign, lease or otherwise transfer or dispose of any Assets, other than in the ordinary course of business consistent with past practice;

(ii) with respect to any Employee, enter into any employment, labor or union contract, any professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan, in each case other than consistent with past practice relating to employees of Sellers or pursuant to plans, commitments or arrangements in effect as of the date hereof; or increase the compensation payable or to become payable to any Employee (other than increases in salary and wages in the ordinary course of business consistent with past practice relating to employees of Sellers), or pay or arrange to pay any bonus payment to any Employee (other than the payment of accrued and earned but unpaid bonuses incurred in the ordinary course of business consistent with past practice relating to employees of Sellers);

(iii) enter into any material contract or agreement primarily relating to the e^deltacom Business, or renew, extend, amend, alter, modify or otherwise change in any material respect any of the Assigned Contracts; provided that Sellers shall be permitted, without Purchasers’ prior consent, to enter into new contracts, agreements or purchase orders with parties other than Sellers or an Affiliate of Sellers primarily relating to the e^deltacom Business in the ordinary course of business consistent with past practice, so long as such new contracts, agreements or purchase orders do not involve payments or obligations that would be an Assumed Liability pursuant to Section 2.6(a)(iii) in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (the

“Additional Agreements”); provided, further, that Sellers shall obtain the consent of Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed) with regard to any new contract, agreement or obligation between Sellers and an Affiliate of Sellers primarily relating to the e^deltacom Business; or

(iv) agree or commit to do any of the foregoing.

5.2 Access to Assets and Information. From the date of this Agreement until the Closing Date or earlier termination of this Agreement, Sellers shall afford to Purchasers and their representatives during normal business hours and with reasonable prior notice, reasonable access to the Assets and Employees and Sellers’ books and records with respect thereto for the purpose of review and inspection. Any access granted to Purchasers and their representatives under this Section 5.2 shall not be exercised in any way which would unreasonably interfere with the normal operations, business or activities of either Seller. Notwithstanding the foregoing, Purchasers shall not have access to personnel records of Sellers relating to individual performance or evaluation records, medical histories or other information which in such Seller’s good faith opinion is sensitive or the disclosure of which could subject either Seller to risk of liability. From the date hereof until the Closing or earlier termination of this Agreement, each Party shall furnish to the other Parties copies of any notices, documents, requests, court papers or other materials received from any governmental agency or third party with respect to the transactions contemplated by this Agreement.

5.3 Payment of Expenses. Purchasers and each Seller shall bear their own expenses incurred in connection with the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel and accountants engaged by it, whether or not the Closing shall occur.

5.4 Further Assurances. Each of the Parties shall execute and deliver such documents and other papers and take such further action as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Agreements and to make effective the transactions contemplated hereby and thereby.

5.5 Taxes.

(a) Sellers shall bear, pay, and indemnify Purchasers against all applicable real estate ad valorem taxes for all years prior to and including calendar year 2005, sales, transfer and/or use Taxes (including any related penalties and interest), payable in connection with the transactions contemplated by this Agreement. Sellers shall be responsible for remitting all such real estate ad valorem taxes, sales, transfer and/or use Taxes to the appropriate governmental authorities except in cases where applicable Law dictates that Purchasers have the requirement to bill and remit such Taxes (in which case Sellers shall pay to Purchasers the amount of such Taxes so that Purchasers may remit such Taxes to the appropriate governmental authority in a timely manner). To account for the apportionment of applicable real estate ad valorem taxes between Sellers and Purchasers for calendar year 2005, (i) if the Closing occurs prior to September 1, 2005, the Initial Purchase Price shall be increased by an amount equal to $860 times the number of days that the Closing occurs prior to September 1, 2005 or (ii) if the Closing occurs after September 1, 2005, the Initial Purchase Price shall be decreased by an amount equal to $860 times the number of days that the Closing occurs after September 1, 2005 provided that the Initial Purchase Price shall not be decreased by more than $105,000 pursuant to this Section 5.5(a).

(b) [Intentionally omitted.]

(c) Purchasers shall prepare and file (or cause to be prepared and filed) in a timely manner any Tax Returns related to the e^deltacom Business that are required to be filed after the Closing Date. Prior to the filing of any such Tax Return for any Pre-Closing Tax Period or any Straddle Period, Purchasers shall deliver a draft of such Tax Return prepared in accordance with past custom and practice of Sellers at least thirty (30) days before the due date (after giving effect to any applicable valid extension) on which such Tax Return is required to be filed. With respect to such Tax Returns for Pre-Closing Tax Periods or Straddle Periods, Purchasers will incorporate thereon any reasonable comments provided in writing by Sellers given within fifteen (15) days after Purchasers provide such Tax Returns.

5.6 Consents and Approvals; Commercially Reasonable Efforts.

(a) Each Party shall use reasonable best efforts to obtain all necessary consents and approvals of all Persons and governmental authorities to the consummation of the transactions contemplated by this Agreement and to fulfill all other applicable covenants and Closing conditions. Each of Sellers and Purchasers shall use their reasonable best efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement as soon as practicable insofar as such matters are within its respective control. Purchasers agree that with respect to Purchasers’ closing condition in Section 6.3(c), “reasonable best efforts” shall include Purchasers and Affiliates of Purchasers providing financial information reasonably requested by any Material Customer and offering to any Material Customer that the fee simple interest in the Real Property and Conveyed Improvements conveyed to Purchasers hereunder shall remain liable to such Material Customer under the Lease to the same extent as currently is the case for Sellers.

(b) Nothing in this Section 5.6 shall require any Party or any of their Affiliates (including ITCD) to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of any assets or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a governmental entity or any other Person or for any other reason.

(c) With respect to all Customer Contracts, Sellers will send to each customer a notice of the assignment to Purchasers contemplated by the terms of this Agreement of the relevant Customer Contract (a “Customer Notice”) as promptly as practicable after execution of this Agreement. Sellers will send each Customer Notice to the addressee for receipt of notices specified in the applicable Customer Contract. Sellers will provide a copy of each Customer Notice to Purchasers. Such Customer Notices will be substantially in the form attached hereto as Exhibit O unless otherwise agreed by the Parties. If any customer that receives a Customer Notice provides written notice to Sellers within twenty (20) days after receipt of such Customer Notice that, under the relevant Customer Contract, such customer objects to the proposed assignment of the Customer Contract to Purchasers (an “Objecting Customer”), (i) Sellers will promptly provide notice of such Objecting Customers to Purchasers and (ii) Sellers and Purchasers shall cooperate and use commercially reasonable efforts to obtain a written consent to assignment from the Objecting Customer prior to the Closing Date. If a written consent to assignment is not obtained from an Objecting Customer prior to the Closing Date, from and after Closing, Sellers and Purchasers will cooperate to effect alternative arrangements with respect to such Objecting Customer in accordance with Section 5.11.

(d) Nothing in this Section 5.6 shall limit a Party’s rights to terminate this Agreement pursuant to Article VIII.

5.7 Employees.

(a) On the Closing Date, each Seller shall terminate the employment of each individual who is an employee of such Seller on the Closing Date and whose name is listed on Section 5.7 of the Sellers’ Disclosure Schedule (collectively, the “Employees”), which Employees represent all employees of the e^deltacom Business. Purchasers may, but are not required to extend offers of employment to any Employee. Except as specifically provided in this Agreement, nothing in this Agreement shall (i) prevent Purchasers from altering the terms, salary, wages or benefits after the Closing of any Employee who accepts such offer of employment (each, a “Hired Employee”) or (ii) create any obligation on the part of Purchasers to continue the employment of any Hired Employee for any definite period of time following the Closing. The Parties acknowledge that each Seller has heretofore disclosed to Purchasers the levels of compensation and employee benefits made available to the Employees by such Seller.

(b) Sellers shall bear the entire cost and expense of all workers’ compensation claims made by the Employees before, on or after the Closing Date relating to events or circumstances occurring on or prior to the Closing Date. Purchasers shall bear the entire cost and expense of all workers’ compensation claims made by the Hired Employees on or after the Closing Date arising from events or circumstances occurring after the Closing Date.

(c) Purchasers shall indemnify, defend and hold harmless Sellers and its Affiliates from and against all Damages with respect to the termination of a Hired Employee’s employment after the Closing Date. Sellers shall indemnify, defend and hold harmless Purchasers and its Affiliates from and against all Damages with respect to the termination of a Hired Employee’s employment on or before the Closing Date.

(d) Sellers shall not take any action or fail to take any action with respect to any employees of the e^deltacom Business that shall give rise to any liability of Purchasers under the Workers Adjustment and Retraining Notification Act (“WARN Act”), or any similar state or local Law, rule or regulation. Sellers shall be responsible for any WARN Act notices required or any notices required under similar state or local law and shall hold Purchasers harmless for any resulting WARN Act violation or any violation under similar state or local law; provided, however that Purchasers will be fully responsible for WARN Act or similar notices that might become necessary after the Closing Date relating to Hired Employees and shall hold Sellers harmless for any resulting WARN Act violation or any violation under similar state or local law.

5.8 Public Announcements. Sellers and Purchasers shall at all times consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other Party; provided, however, that such approval shall not be required where such release or announcement is required by applicable Law. Without limiting the generality of the foregoing, ITCD shall be entitled to file one or more Current Reports on Form 8-K with the Securities and Exchange Commission which shall describe this

Agreement and the transactions contemplated hereby. ITCD and Purchasers shall also be entitled to issue one or more mutually agreeable joint press releases which shall describe this Agreement and the transactions contemplated hereby. Except as required by Law (including, without limitation, federal securities laws and the rules and regulations thereunder) or, for so long as securities of ITCD are listed on the Nasdaq National Market System or SmallCap Market System of the Nasdaq Stock Market, Inc., the Nasdaq Marketplace Rules, or the rules and regulations of any other principal securities exchange, interdealer quotation system or other securities market on which securities of ITCD are then traded, neither ITCD or an Party shall issue any other press release or make any other public statement or public announcement regarding this Agreement or the transactions contemplated hereby, without the prior written consent of (i) ITCD, if such press release is to be issued or such public statement or public announcement is to be made by Purchasers or (ii) by Purchasers, if such press release is to be issued or such public statement or public announcement is to be made by Sellers or any of their Affiliates (including ITCD).

5.9 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement until the Closing, unless terminated as described therein, and is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes.

5.10 Confidentiality; Access to Information.

(a) After Closing, Sellers and their Affiliates shall hold, and shall use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the e^deltacom Business, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Sellers or their Affiliates or (ii) later lawfully acquired by Sellers or their Affiliates from sources other than those related to Sellers prior ownership of the e^deltacom Business. The obligation of Sellers and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(b) For a period of seven (7) years from and after the Closing Date, Sellers shall afford to Purchasers and their agents, at Purchasers’ cost and expense, reasonable access during normal business hours to Sellers’ books of account, financial and other records (including accountants’ work papers), information, employees and auditors to the extent necessary in connection with any audit, investigation, dispute or litigation relating to the operation of the e^deltacom Business prior to the Closing Date.

(c) For a period of seven (7) years from and after the Closing Date, Purchasers shall afford to Sellers and their agents, at Seller’s cost and expense, reasonable access during normal business hours to Purchasers’ books of account, financial and other records (including accountants’ work papers), information, employees and auditors to the extent necessary in connection with any audit, investigation, dispute or litigation relating to the operation of the e^deltacom Business prior to the Closing Date.

5.11 Nonassignable Contracts. Notwithstanding anything set forth herein to the contrary, no Assigned Contracts, properties, rights or other Assets shall be deemed sold, transferred or assigned to Purchasers pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Purchasers without the consent or approval of another party or governmental authority would be ineffective or would constitute a breach of contract or a violation of any Law or would in any other way materially and adversely affect the rights of Sellers (or Purchasers as transferee or assignee) and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible: (i) the beneficial interest in or to such Contracts, properties or other Assets (collectively, the “Beneficial Rights”) shall in any event pass as of the Closing Date to Purchasers pursuant to this Agreement and (ii) Purchasers shall assume or discharge the liabilities of Sellers under such Beneficial Rights (the “Retained Liabilities”) as agent for Sellers, and Sellers shall act as Purchasers’ agent in receipt of any benefits, rights or interests received from the Beneficial Rights and in discharging any Retained Liabilities. Purchasers and Sellers shall use reasonable efforts (and bear their respective costs) without payment of any fees, penalties or other amounts to any third party to obtain or secure consents or approvals for the contracts, properties, rights or other Assets that may be necessary to effect the legal and valid sale, transfer or assignment of Assigned Contracts, properties, rights or other Assets underlying the Beneficial Rights and Retained Liabilities. Purchasers and Sellers shall make or complete such transfers as soon as reasonably practicable and cooperate with each other in any other reasonable arrangement designed to provide for Purchasers the Beneficial Rights including enforcement at the cost and for the account of Purchasers of any and all rights of Sellers against the other party thereto, and to provide for the discharge by Purchasers of Retained Liability under such Assigned Contracts, properties or other Assets.

5.12 Investigation.

(a) Purchasers acknowledge and agree that (i) they have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the e^deltacom Business, the Assets and the Assumed Liabilities, (ii) neither Sellers nor any of their directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchasers or their agents or representatives and (iii) it shall not assert any claim (whether in contract or tort, under federal or state securities laws or otherwise) against Sellers or any of their directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants or representatives, or hold Seller or any such Persons liable for any inaccuracies, misstatements or omissions with respect to information (other than, with respect to Sellers, the representations and warranties contained in this Agreement) furnished by Sellers or any such Persons concerning Sellers.

(b) In connection with Purchasers’ investigation of the e^deltacom Business and the Assets, Purchasers have received from Sellers certain financial reports, estimates, projections and other forecasts for the e^deltacom Business, and certain plan and budget information. Purchasers acknowledge that there are uncertainties inherent in attempting to make such financial reports, estimates, projections, forecasts, plans and budgets, that Purchasers are familiar with such uncertainties, that Purchasers are taking full responsibility for making its own evaluation of the adequacy and accuracy of all financial reports, estimates, projections, forecasts, plans and budgets so furnished to it, and that Purchasers shall not assert any claim against Sellers or any of its respective directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold any such Persons liable, with respect thereto. Accordingly, other then the representations made to Purchasers under Section 4.1(m) and Section 4.1(m) of Sellers’ Disclosure Schedule, Sellers make no representation or warranty with respect to any financial reports, estimates, projections, forecasts, plans or budgets referred to in this Section 5.12.

5.13 e^deltacom Name. Sellers hereby grant Purchasers an irrevocable, exclusive, royalty-free license to use the name “e^deltacom” solely in connection with the conduct of the e^deltacom Business for a period of three (3) years from and after the Closing Date. Such license shall not be assigned or sublicensed, directly or indirectly, by Purchasers, whether by operation of law or otherwise, without the prior written consent of Sellers. Each Seller hereby agrees that it shall not use, without the prior written consent of Purchasers, the “e^deltacom” name in the conduct of the business operations of such Seller for a period of forty-two (42) months from and after the Closing Date, except as such use may be reasonably required in connection with the conveyance of the Assets hereunder or as otherwise required by applicable law.

5.14 Collection of Dinix Fees. From the date of this Agreement until June 30, 2007, Sellers shall use commercially reasonable efforts, at their own expense, to collect any unpaid invoices, termination fees and/or other amounts that may be owed to Sellers pursuant to the Dinix Agreement (the “Dinix Fees”). Upon written request from Purchasers, Sellers shall provide reasonable to access to information (other than information protected by attorney-client privilege) regarding Sellers’ collection efforts with respect to the Dinix Fees. No settlement or compromise with respect to the Dinix Fees may be made by Sellers without the prior written consent of the Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed). Upon actual receipt of the Dinix Fees, Sellers shall be obligated to pay Purchasers within thirty (30) days an amount equal to (a) the amount of the Dinix Fees collected less all of Sellers’ costs and expenses incurred in connection with the collection of the Dinix Fees (including court costs and reasonable fees and disbursements for counsel, consultants and expert witnesses), multiplied by (b) (i) the number of whole months after the Closing to which Dinix Fees are attributable, over (ii) twenty-seven (27), which number represents the total number of months to which Dinix Fees are attributable. If Sellers have not collected the Dinix Fees by June 30, 2007, and if consummation of any applicable litigation is not imminent, then at Purchasers’ request, Sellers shall transfer the rights to collect the Dinix Fees to Purchasers.

5.15 Property Inspection. Purchasers shall have reasonable access to the Assets for the purpose of conducting surveys, architectural, engineering, geotechnical, and environmental inspections and tests and any other inspections, studies, or tests reasonably required by Purchasers, all at Purchasers’ sole expense. If any inspection or test disturbs the Real Property or the Conveyed Improvements, Purchasers will (at their sole expense) restore the Real Property and the Conveyed Improvements as soon as reasonably possible to the same condition as existed prior to any such inspection or test. Notwithstanding anything to the contrary in this Agreement, Purchasers will not do, or cause or direct to be done, any subsurface testing or boring, or any testing of subsurface water, or any coring, boring or other intrusive testing, or any other inspection of or entry upon the Real Property or the Conveyed Improvements without first obtaining Sellers’ prior written consent which Sellers may give or withhold in its absolute discretion. Each Purchaser hereby indemnifies Sellers, and agrees to defend and hold Sellers harmless, from and against any and all claims, losses, damages and liabilities that may be asserted against or incurred by Sellers for or in connection with any injuries or damage to any persons or property, which directly or indirectly are caused by or result from any entry, inspection, testing or other action done or caused or directed to be done by any Purchaser or its representatives or contractors. Purchasers agree to cause all parties entering the Real Property and the Conveyed Improvements at Purchasers’ instance to maintain adequate and appropriate insurance to cover risks of the type described herein and, upon Sellers’ request, to deliver to Sellers evidence establishing to Sellers’ reasonable satisfaction that adequate and appropriate insurance to cover risks of the types described herein is being maintained.

5.16 Assigned Contracts; Permits.

(a) Complete and correct copies of each Assigned Contract described in Sellers’ Disclosure Schedules 2.1(f)(i), 2.1(f)(ii), 2.1(f)(iii) and 2.1(f)(iv) will be provided to Purchasers no later than August 15, 2005.

(b) A complete and correct list of all permits, certifications and licenses maintained by Sellers primarily related to the e^deltacom Business that are required by any governmental authority (other then such permits, certifications or licenses which, if not maintained by Sellers, would not have a material adverse impact on the e^deltacom Business) will be provided to Purchasers no later than August 15, 2005.

ARTICLE VI

CONDITIONS

6.1 Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or restrain the consummation of the Closing; provided, however, that each Party shall use its respective reasonable best efforts to have any such judgment, order, decree or injunction vacated;

(b) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Closing or seeking to obtain damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement;

(c) [intentionally omitted]; and

(d) the consent and approval from the secured creditors of Sellers and Sellers’ Affiliates to the transactions contemplated under this Agreement that has been given under the agreements listed on Section 6.1(d) of the Sellers’ Disclosure Schedule shall not have been revoked.

6.2 Conditions to Obligation of Sellers. The obligation of Sellers to effect the Closing is subject to the satisfaction or waiver of the following conditions:

(a) Each of the representations and warranties of Purchasers contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except, in each case, where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) would not have a Purchaser Material Adverse Effect;

(b) Purchasers, individually and collectively, shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

(c) Purchasers shall have delivered to Sellers a certificate, dated as of the Closing Date and signed by the managing member of each Purchaser, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(d) Purchasers shall have delivered to Sellers the Purchase Price and all contracts, agreements, instruments and documents required to be delivered by Purchasers to Sellers pursuant to Section 3.3; and

(e) On or prior to the Closing Date and prior to the recordation of the Limited Warranty Deed, a Declaration of Easement with respect to Sellers’ fiber optic conduit, facilities, equipment and elements running in and out of the Data Center Facility, substantially in the form attached as Exhibit P (the “Declaration of Easement”), shall be properly recorded in the land records of Gwinnett County, Georgia.

6.3 Conditions to Obligation of Purchasers. The obligation of Purchasers to effect the Closing is subject to the satisfaction or waiver by Purchasers of the following conditions:

(a) Each of the representations and warranties of Sellers contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except, in each case, where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect;

(b) Sellers shall have delivered to Purchasers all contracts, agreements, instruments and documents required to be delivered by Sellers to Purchasers pursuant to Section 3.2;

(c) Subject to Section 5.6(a), Sellers shall have obtained from any Material Customer a Tenant Estoppel Certificate and a Subordination and Non Disturbance Agreement substantially in the forms attached as Exhibit L-1 and Exhibit L-2;

(d) The aggregate monthly recurring revenue earned from the Consenting Customers for the last full month preceding the date of this Agreement shall constitute at least seventy-five percent (75%) of the aggregate monthly recurring revenue earned from all customers of the e^deltacom Business (excluding any Material Customer);

(e) Subject to the remainder of this Section 6.3(e), there shall not have occurred any damage, loss or destruction of the Real Property or Conveyed Improvements or any part thereof, in an amount equal to Two Hundred Thousand Dollars ($200,000) or more, by fire or other casualty, or through condemnation or sale in lieu. In the event such damage, loss or destruction occurs prior to Closing of the transactions contemplated hereby, Sellers may elect to cure such damage, loss or destruction by providing notice to Purchasers within five (5) days after such damage, loss or destruction, which notice shall include the estimated time to repair such damage, loss or destruction.

If (i) Sellers do not elect to cure such damage, loss or destruction, (ii) the estimated time to repair is greater than one hundred eighty days (180) days, (iii) any Material Customer has provided notice of its intent to terminate its Lease as a result of such damage, loss or destruction, or (iv) such damage, loss or destruction has a Material Adverse Effect on the e^deltacom Business, Purchasers shall, at their option, elect one of the following:

(A) To terminate this Agreement and receive refund of the Deposit from the Deposit Escrow Agent; or

(B) To close the transactions contemplated hereby and take an assignment of and receive in cash or by assignment, Sellers’ rights to all insurance or condemnation proceeds payable as a result of such casualty loss or condemnation, and receive a credit against the Initial Purchase Price due at Closing in the amount of any deductible applicable to such insurance coverage, or, if such proceeds are not made available by the holder or holders of any indebtedness secured by liens against the Real Property or Conveyed Improvements, to receive a credit against and deducted from the Initial Purchase Price in the amount of such casualty loss or condemnation proceeds retained by the holder or holders of said indebtedness, together with any deductible amount applicable thereto. If Purchasers elect to proceed hereunder then Purchasers shall have the right to settle any claim with the applicable insurance company or condemning authority. Other than receiving a credit against the Initial Purchase Price due at Closing as provided in this section, there shall be no reduction in the Purchase Price by reason of such damage or condemnation;

(f) Sellers, individually and collectively, shall have performed in all material respects all other covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

(g) Sellers shall have delivered to Purchasers a certificate, dated as of the Closing Date and signed by a duly authorized officer of each Seller, to the effect that the conditions set forth in Sections 6.3(a) and Section 6.3(f) hereof have been satisfied.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. The representations and warranties of Sellers and Purchasers contained in this Agreement shall survive for a period of one year from and after the Closing Date. No covenants or agreements of the Parties contained in this Agreement shall survive Closing, except that covenants or agreements that contemplate or may involve actions to be taken or obligations in effect after Closing shall survive in accordance with their terms. Notwithstanding anything to the contrary, any representation, warranty or covenant which is the subject of a claim which is asserted in writing after the Closing Date within the survival period specified in this Section 7.1 shall survive with respect to such claim or dispute until final resolution thereof.

7.2 Indemnification by Sellers. Sellers, jointly and severally, agree to indemnify and hold harmless Purchasers from and against any and all Damages incurred or suffered by Purchasers to the extent caused by:

(a) any material breach of any representation or warranty made by Sellers in this Agreement or in any Schedule attached hereto or in any certificate delivered by Sellers to Purchaser pursuant to this Agreement;

(b) any material breach of any covenant or agreement on the part of Sellers contained in this Agreement;

(c) any failure to pay, perform or discharge any duties, debts, liabilities or obligations of the e^deltacom Business incurred prior to Closing or arising from any matter or event occurring prior to Closing, except for the Assumed Liabilities; and

(d) any non-compliance by Sellers with any applicable bulk sales laws.

7.3 Indemnification by Purchasers. Purchasers, jointly and severally, agree to indemnify and hold harmless Sellers from and against any and all Damages incurred or suffered by Sellers to the extent caused by:

(a) any material breach of any representation or warranty made by Purchasers in this Agreement or in any Schedule attached hereto or in any certificate delivered by Purchasers to Sellers pursuant to this Agreement;

(b) any material breach of any covenant or agreement on the part of Purchasers contained in this Agreement; and

(c) any failure to pay, perform or discharge any Assumed Liabilities.

7.4 Procedures.

(a) In the event that a Party (the “Indemnified Party”) shall assert any claim which could give rise to a right to indemnification pursuant to Section 7.2 or Section 7.3 from the other Party (the “Indemnifying Party”), the Indemnified Party shall within a reasonable time after learning of such claim notify the Indemnifying Party of such claim, and shall extend to the Indemnifying Party the opportunity to compromise or defend against such claim, at the Indemnifying Party’s sole expense and by its own legal counsel. The Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted claim. In connection with the defense of any claim, each party shall make available to the party controlling the defense any books, records or other documents within its control that are necessary or appropriate for such defense. No effort to recover Damages related to such claim shall be made by the Indemnified Party pursuant to Section 7.2 or Section 7.3 while such defense is still being made until the earlier of (i) the resolution of said claim by the Indemnifying Party with the claimant, or (ii) the termination of the defense by the Indemnifying Party against such claim. The Indemnified Party shall, at its option and expense, have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of its own selection. No settlement or compromise of any claim which may result in Damages may be made by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses.

(b) If an Indemnified Party asserts the existence of any claim which could give rise to a right to indemnification pursuant to Section 7.2 or Section 7.3, the Indemnified Party shall give written notice to the Indemnifying Party of the nature and amount of the claim asserted. If the Indemnifying Party, within a period of thirty (30) days after the receipt of such notice by the Indemnified Party, shall give written notice to the Indemnifying Party announcing such party’s intention to contest such assertion of the Indemnified Party, then the contested assertion of such claim shall be settled by arbitration to be held in Atlanta, Georgia in accordance with the commercial arbitration rules of the American Arbitration Association then applicable. The determination of the arbitrator(s) shall be delivered in writing to the Parties and shall be final, binding and conclusive upon all of the Parties hereto, and the amount of the Damages, if any, determined to exist by the arbitrator(s) shall be deemed established.

(c) The Indemnified Party and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of Damages, and, upon the execution of such agreement such Damages shall be deemed established.

(d) The Indemnifying Party agrees to pay in cash the amount of each finally established claim for Damages under Section 7.2 or Section 7.3 to the Indemnified Party within five (5) Business Days after the establishment thereof in accordance with this Section 7.4. Any amounts not paid by Sellers when due under this Section 7.4(d) shall bear interest from the due date thereof until the date paid at a rate equal to two percent (2%) per annum.

7.5 Limitations on Indemnification Obligations.

(a) Sellers shall have no obligation or liability to Purchasers pursuant to Section 7.2(a) or Section 7.2(b) of this Agreement, except to the extent that the aggregate amount of Damages incurred or suffered by Purchasers which Sellers are otherwise responsible for under such Sections exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”), at which time Purchasers shall be entitled to assert claims against Sellers for Damages in excess of, but excluding, the Deductible; provided, however, that the maximum liability of Seller for all claims by Purchasers under Section 7.2(a) and Section 7.2(b) of this Agreement together shall not in any case exceed Three Million Dollars ($3,000,000) in the aggregate (the “Cap”).

(b) Purchasers shall have no obligation or liability to Seller pursuant to Section 7.3(a) or Section 7.3(b) of this Agreement, except to the extent that the aggregate amount of Damages incurred or suffered by Sellers which Purchasers are otherwise responsible for under such Sections exceeds the Deductible, at which time Sellers shall be entitled to assert claims against Purchasers for Damages in excess of, but excluding, the Deductible; provided, however, that the maximum liability of Purchasers for all claims by Sellers under Section 7.3(a) and Section 7.3(b) of this Agreement, together, shall not in any case exceed the Cap.

7.6 Indemnification Payment Adjustments. The amount of any Damages for which indemnification is provided under this Article VII shall be reduced by the insurance proceeds received and any other amount recoverable by the Indemnified Party with respect to any Damages. If any Indemnified Party shall have received any payment pursuant to this Article VII with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (a) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Article VII with respect to such Damages and (b) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event shall such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Article VII with respect to such Damages.

7.7 No Offset. If any matter as to which an Indemnified Party may be able to assert a claim is pending or unresolved at the time any payment is due from an Indemnifying Party under this Agreement or otherwise, the Indemnified Party shall have no right to offset, deduct, counterclaim or otherwise withhold from such payment due to the Indemnifying Party any amount with respect to any pending or unresolved claims whether or not such claims arise out of or relate to this Agreement.

7.8 Further Limitations.

(a) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR THE INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES OR OTHER SPECIAL DAMAGES, LOST PROFITS, DAMAGE TO GOODWILL OR LOSS OF BUSINESS OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATION(S) SET FORTH HEREIN.

(b) So long as Purchasers have indemnification obligations under this Agreement, Purchasers shall maintain at their own expense insurance coverage adequate to satisfy Purchasers’ indemnification obligations hereunder, which in any event shall include at least the insurance coverage for Purchasers and their Affiliates with the types of insurance and policy limits that are currently in place for the e^deltacom Business. Maintenance of such insurance coverage shall not relieve Purchasers of any responsibility under this Agreement for liabilities in excess of insurance limits or otherwise. If any liabilities are covered by insurance, Purchasers shall exhaust claims against such policies.

(c) Each Indemnified Party’s rights under Article VII shall not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant to this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under Article VII.

(d) Each party agrees to use reasonable efforts to mitigate any Damages which form the basis for any claim for indemnification hereunder.

(e) Notwithstanding anything to the contrary herein, QIPWC shall have no liability under this Agreement after the one year anniversary of the Closing Date; provided, that to the extent Sellers have asserted in writing in good faith a claim or dispute against Purchasers under this Agreement that remains unresolved as of such one year anniversary date, QIPWC’s liability shall survive until final resolution of such claim or dispute.

7.9 Post-Closing Escrow. On the Closing Date, Sellers shall deposit an amount of cash equal to the amount of trade payables of the e^deltacom Business outstanding as of the Closing Date with the Post-Closing Escrow Agent for the sole purpose of satisfying any amounts payable by Sellers pursuant to Section 7.2(d). Such amount shall be held by the Post-Closing Escrow Agent for a period of ninety (90) days after the Closing in accordance with the terms and conditions of the Post-Closing Escrow Agreement.

7.10 Sole and Exclusive Remedy. Except with respect to the rights to specific performance provided in Section 9.14 and all equitable remedies, including declarative and injunctive relief, from and after the Closing Date, the indemnification rights provided in Article VII of this Agreement shall be the sole and exclusive remedy available under contract, tort or any other legal theory to the Parties with respect to any debts, liabilities, damages, obligations, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, including interest, penalties, attorneys’ fees and any amounts paid in investigation, defense or settlement of any of the foregoing incurred or sustained pursuant to or in connection with this Agreement or the transactions contemplated hereby including any claims for breaches of representations, warranties, covenants or agreements contained in this Agreement, or any certificate delivered pursuant to this Agreement or otherwise in connection with this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Purchasers and Sellers;

(b) by either Purchasers or Sellers, by written notice of termination to the other Party, if the Closing has not occurred by September 30, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by either Purchasers or Sellers, by written notice of termination to the other Party, if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party until such Party has used all commercially reasonable efforts to remove such injunction, order, decree or ruling;

(d) by Sellers, by written notice of termination to Purchasers, upon a material breach of any representation, warranty, covenant or agreement of Purchasers set forth in this Agreement, in any case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result of such breach as if the Closing Date were the date of any such determination of such breach; provided that such breach has not been cured by Purchasers within thirty (30) days after Purchasers receive written notice of such breach from Sellers; provided, further, that Purchasers shall have no such thirty (30) day cure period with respect to any breach by Purchasers of their obligation under this Agreement to consummate the Closing, and perform its obligations to be performed, on the Closing Date; or

(e) by Purchasers, by written notice of termination to Sellers, upon a material breach of any representation, warranty, covenant or agreement of Sellers set forth in this Agreement, in any case, such that the conditions set forth in Section 6.3(a) or Section 6.3(f) would not be satisfied as a result of such breach as if the Closing Date were the date of any such determination of such breach; provided that such breach has not been cured by Sellers within thirty (30) days after Sellers receive written notice of such breach from Purchasers; provided, further, that Sellers shall have no such thirty (30) day cure period with respect to any breach by Sellers of their obligation under this Agreement to consummate the Closing, and perform their obligations to be performed, on the Closing Date.

8.2 Effect of Termination. If this Agreement is terminated by either Purchasers or Sellers pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no further obligation under this Agreement on the part of any Party or its respective Affiliates, directors, officers, or stockholders to any other Party, except pursuant to the provisions of Section 5.3, Section 5.8 and Section 5.9, Article VIII and Article IX, which provisions shall remain in full force and effect in accordance with their terms; provided, however that nothing herein shall relieve Purchasers from liability for the failure of the representation set forth in Section 4.2(d) to be true and correct when made or on the date of termination or for any material breach of this Agreement, in which cases Sellers shall have all rights and remedies available at law or in equity; provided, further, however, that if this Agreement is terminated due to Purchasers’ default, Purchasers’ liability to Sellers for such failure or such material breach shall not exceed $2,000,000. Notwithstanding the foregoing, (a) if this Agreement is terminated pursuant to Section 8.1(a), Purchasers shall be entitled to receive the Deposit from the Deposit Escrow Agent, (b) if this Agreement is terminated pursuant to Section 8.1(b) by Sellers, Sellers shall be entitled to receive the Deposit from the Deposit Escrow Agent, otherwise Purchasers shall receive the Deposit from the Deposit Escrow Agent, (c) if this Agreement is terminated pursuant to Section 8.1(c), Purchasers shall be entitled to receive the Deposit from the Deposit Escrow Agent, (d) if this Agreement is terminated by Sellers pursuant to Section 8.1(d) then Sellers shall be entitled to receive the Deposit from the Deposit Escrow Agent, and (e) if this Agreement is terminated pursuant to Section 8.1(e), Purchasers shall be entitled to receive the Deposit from the Deposit Escrow Agent. Each of the Parties agrees to deliver to the Deposit Escrow Agent written instructions signed by each party directing the disposition of the Deposit as provided herein. The Parties agree that payment of the Deposit to Sellers pursuant to this Section 8.2 shall not constitute liquidated damages.

ARTICLE IX

MISCELLANEOUS

9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Georgia without giving effect to the principles of conflicts of law thereof.

9.2 Submission to Jurisdiction. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia located in the City of Atlanta, or if such court does not have jurisdiction, to the exclusive jurisdiction of the state courts of the State of Georgia located in Fulton County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the

Parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 9.6 shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Northern District of Georgia or (b) the state courts of the State of Georgia located in Fulton County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

9.4 Assignment; Binding Effect; Third Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that without such consent Purchasers may assign its rights and obligations hereunder to any of its direct subsidiaries, in which event such assignee shall be substituted for Purchasers for purposes of this Agreement to the extent appropriate, but without affecting any liability of Purchasers hereunder who shall otherwise remain primarily liable hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as provided in Section 5.7, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

9.5 Entire Agreement. This Agreement (including the preamble, recitals, exhibits, schedules and annex hereto and any documents referred to therein), the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties, and supersedes all prior understandings, agreements (other than the Confidentiality Agreement), arrangements and representations between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

9.6 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing, in each case addressed to the intended recipient as set forth below:

If to Purchasers:

Quality Investment Properties Atlanta Tech Centre, L.L.C.

e^Quality, L.L.C.

Quality Investment Properties—Williams Centre, L.L.C.

Attention: Chad L. Williams

12851 Foster Street, Suite 201

Overland Park, Kansas 66213

Facsimile: (913) 814-7766

If to Sellers:

Interstate FiberNet, Inc.

ITC^DeltaCom Communications, Inc.

7037 Old Madison Pike, Suite 400

Huntsville, Alabama 35806

Attention: Richard E. Fish, Jr., Chief Financial Officer

Facsimile: (256) 382-3935

with copies (which shall not constitute notice) to:

Interstate FiberNet, Inc.

ITC^DeltaCom Communications, Inc.

7037 Old Madison Pike, Suite 400

Huntsville, Alabama 35806

Attention: J. Thomas Mullis, General Counsel

Facsimile: (256) 382-3936

Any Party may change its addresses for receiving notices by giving written notice of such change to the other Party in accordance with this Section 9.6. Each such notice, request, demand, claim or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.6 and the appropriate facsimile confirmation is received or (b) if given by overnight courier service or if delivered personally, when delivered at the address specified in this Section 9.6.

9.7 Litigation Costs. If any Party should hereafter institute litigation against any other Party alleging that such other Party has breached this Agreement or any instrument delivered pursuant hereto, the nonprevailing Party (whether plaintiff or defendant) in such action shall reimburse the prevailing Party for the prevailing Party’s reasonable attorneys’ fees, witness fees, court costs and all other costs in connection with such litigation.

9.8 Amendments and Waivers. This Agreement may be amended, and rights hereunder may be waived, only by a written instrument signed by the Party to be charged with such amendment or waiver.

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.10 References and Interpretation. All references in this Agreement to Schedules, Exhibits, Annexes, Articles, Sections, subsections and other subdivisions refer to the corresponding Schedules, Exhibits, Annexes, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles,

Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. Schedules, Exhibits and Annexes to this Agreement are attached hereto and by this reference incorporated herein for all purposes. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The Parties acknowledge that the Parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Information set forth in each Schedule shall be deemed to be disclosed with respect to any other section of this Agreement and any other Schedule to the extent the applicability of the disclosure to such other sections is reasonably apparent from the disclosure made. Any capitalized terms used in any Schedule, but not otherwise defined therein, shall have the meanings as defined in this Agreement.

9.11 Bulk Sales. Purchasers hereby waive compliance by Sellers in connection with the transactions contemplated hereby with the provisions of any applicable bulk transfer laws. Notwithstanding the foregoing and subject to Section 7.2(d) and Section 7.10, the parties agree that Purchasers shall give a public notice in accordance with Code Section 11-6-103 of Georgia’s bulk transfer law.

9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.13 Knowledge. For purposes of this Agreement, “knowledge” of Sellers shall mean the actual knowledge of the following individuals: Randall E. Curran, Richard E. Fish, Jr., J. Thomas Mullis, Sara Plunkett, David McGirt, Jim O’Brien and Jim Smith.

9.14 Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in (a) the United States District Court for the Northern District of Georgia or (b) the state courts of the State of Georgia located in Fulton County, in addition to any other remedy to which they are entitled at law or in equity.

9.15 Time of the Essence. Time is of the essence for each and every provision of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed by their duly authorized representatives as of the date first above written.

“Purchasers”		“Sellers”

QUALITY INVESTMENT PROPERTIES ATLANTA TECH CENTRE, L.L.C.		INTERSTATE FIBERNET, INC.

By:	/s/ Chad L. Williams	By:	/s/ Tom Mullis
Name:	Chad L. Williams	Name:	Tom Mullis
Title:	Mang. Member	Title:	Sr. Vice President

e^QUALITY, L.L.C.		ITC^DELTACOM COMMUNICATIONS, INC.

By:	/s/ Chad L. Williams	By:	/s/ Tom Mullis
Name:	Chad L. Williams	Name:	Tom Mullis
Title:	Chairman of the Board of Managers	Title:	Sr. Vice President

QUALITY INVESTMENT PROPERTIES —WILLIAMS CENTRE, L.L.C.

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Mang. Member

ANNEX I

DEFINITIONS

“Accounts Receivable” is defined in Section 2.1(j).

“Additional Agreements” is defined in Section 5.1(b).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” is defined in the preamble hereto.

“Assets” is defined in Section 2.1.

“Assigned Contracts” is defined in Section 2.1(f).

“Assignment and Assumption of Contracts” is defined in Section 3.2(o).

“Assignment and Assumption of Leases” is defined in Section 3.2(b).

“Assumed Liabilities” is defined in Section 2.6(a).

“Beneficial Rights” is defined in Section 5.11.

“Bill of Sale” is defined in Section 3.2(a).

“Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in Atlanta, Georgia generally are authorized or required by law or other governmental actions to close.

“Cap” is defined in Section 7.5(a).

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“COBRA” is defined in Section 4.1(j).

“Collocation Agreements” is defined in Section 3.2(f).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 18, 2005, between Quality Lease & Development, L.L.C. and ITC^DeltaCom, Inc., as amended by that certain letter of intent, dated as of May 20, 2005, between such parties.

“Consenting Customer” means any customer of the e^deltacom Business, except any Material Customer (a) to whom Sellers send a Customer Notice pursuant to Section 5.6(c) and who fails to provide written notice to Sellers within twenty (20) days after receipt of such Customer Notice that, under the relevant Customer Contract, such customer objects to the proposed assignment of the Customer Contract to Purchasers or (b) that executes a written consent to assignment of the relevant Customer Contract.

Annex I - 1

“Conveyed Improvements” is defined in Section 2.1(a).

“Customer Contracts” is defined in Section 2.1(f).

“Customer Notice” is defined in Section 5.6(c).

“Damages” means damages, losses, costs, claims, liabilities, fines, penalties and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto; provided that “Damages” shall not include any indirect, incidental, exemplary or punitive damages or other special damages, lost profits, damage to goodwill or loss of business.

“Dark Fiber Agreement” is defined in Section 3.2(g).

“Data Center Facility” is defined in the recitals hereto.

“Declaration of Easement” is defined in Section 6.2(e).

“Deductible” is defined in Section 7.5(a).

“Deposit” is defined in Section 2.3.

“Deposit Escrow Agreement” means that certain Deposit Escrow Agreement, dated as of the date hereof, among Purchasers, Sellers and the Deposit Escrow Agent.

“Deposit Escrow Agent” means Specialized Title Services, Inc.

“Detailed SG&A Breakdown” is defined in Section 4.1(m).

“Dinix Agreement” means that Master Service Agreement, dated March 8, 2004, between Successful Hosting, Inc. (d/b/a Dinix) and ITC.

“Dinix Fees” is defined in Section 5.14.

“e^deltacom Business” is defined in the recitals hereto.

“Employee Benefit Plans” is defined in Section 4.1(j).

“Employees” is defined in Section 5.7(a).

“Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act, 42 U.S.C. § 7401

Annex I - 2

et seq.; or other applicable federal, state, or local laws, including any plans, rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to hazardous materials disposal, generation, production, treatment, transportation, or storage or the protection of human health and the environment.

“e^Quality” means e^Quality, L.L.C., a Georgia limited liability company.

“Equipment” is defined in Section 2.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with Sellers, each as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with Sellers within the meaning of Section 4001(b)(1) of ERISA.

“Estimated Working Capital” is defined in Section 2.7(a).

“Exchange of Services Agreement” is defined in Section 3.2(h).

“Excluded Assets” is defined in Section 2.2.

“Excluded Improvements” is defined in Section 2.1(a).

“Final Working Capital” is defined in Section 2.7(b).

“GAAP” means accounting principles generally accepted in the United States, applied on a consistent basis.

“Hazardous Materials” means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, Environmental Laws.

“Hired Employee” is defined in Section 5.7(a).

“IFN” is defined in the preamble hereto.

“Indemnified Party” is defined in Section 7.4(a).

“Indemnifying Party” is defined in Section 7.4(a).

“Independent Accounting Firm” is defined in Section 2.7(b).

“Initial Purchase Price” is defined in Section 2.4.

Annex I - 3

“Intellectual Property” is defined in Section 2.1(d).

“Invoice Summery” is defined in Section 4.1(m).

“IP Licenses” is defined in Section 2.1(f).

“ITC” is defined in the preamble hereto.

“ITCD” means ITC^DeltaCom, Inc., a Delaware corporation.

“June Working Capital Schedule” is defined in Section 4.1(m).

“Laws” means any law, judgment, statute, ordinance, regulation, code, rule or order of any governmental authority.

“Leases” is defined in Section 2.1(c).

“Liens” means any liens, pledges, claims, security interests and encumbrances of every kind and nature.

“Limited Warranty Deed” is defined in Section 3.2(c).

“Lockbox Account” is defined in Section 2.1(i).

“Master Services Agreement” is defined in Section 3.2(e).

“Material Adverse Effect” means a material adverse effect on (a) the Assets and the financial condition and results of operations of the e^deltacom Business, taken as a whole; provided, however, that for purposes of this Agreement none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or could be expected to be, a Material Adverse Effect, unless in each such case any such item has a disproportionate effect on the Assets and the financial condition and results of operations of the e^deltacom Business, taken as a whole, relative to the effect of such item on other companies in the industry in which the e^deltacom Business operates generally or on operators of data centers in particular: (i) any adverse change, event, development or effect arising from or relating to (A) general business or economic conditions, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP or (E) changes in law, rules, relations, orders or other binding directives issued by any governmental entity; (ii) any adverse change applicable to the industry in which the e^deltacom Business operates generally or on operators of data centers in particular; (iii) any effect arising from compliance by either Seller with the terms of this Agreement or the other Transaction Agreements; or (iv) any change or development resulting from the execution of this Agreement, the consummation of the transactions contemplated hereby or the public announcement hereof; or (b) either Seller’s ability to perform its obligations under this Agreement.

Annex I - 4

“Material Customer” means the customer identified internally by Sellers as “Hogan”, and any customer of the e^deltacom Business whose revenue for the fiscal year ended December 31, 2004 was in excess of One Million Dollars ($1,000,000).

“Material Customer Lease” means a lease identified on Section 6.3(e) of Sellers’ Disclosure Schedule.

“Office Lease” is defined in Section 3.2(i).

“Objecting Customer” is defined in Section 5.6(c).

“Operating Account” is defined in Section 2.1(i)(ii).

“Operating Financial Statements” is defined in Section 4.1(m).

“Order” is defined in Section 4.1(f).

“Other Contracts” is defined in Section 2.1(f).

“Parties” is defined in the recitals hereto.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable; (b) Liens for Taxes, assessments or other governmental charges or levies that are being contested in good faith in compliance with the legal requirements of appropriate proceedings and for which Sellers have escrowed with Purchasers’ title company at least 1.5 times the amount of all unpaid taxes for years under such contest and further provided that no exception for such taxes shall appear in Purchasers’ policies of title insurance; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (d) Liens incurred or deposits made in the ordinary course of the business of Sellers; (e) licenses granted by Sellers or an Affiliate in connection with the operation of the e^deltacom Business in the ordinary course which will expire within sixty (60) days or the period provided under the Assigned Contracts and Leases; and (f) any Liens specified on Schedule 4.1(d)(i).

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Post-Closing Escrow Agent” means Specialized Title Services, Inc.

“Post-Closing Escrow Agreement” is defined in Section 3.2(j).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proposed Final Working Capital Statement” is defined in Section 2.7(b).

“Purchase Orders” is defined in Section 2.1(f).

“Purchase Price” is defined in Section 2.4.

Annex I - 5

“Purchaser” or “Purchasers” is defined in the preamble hereto.

“Purchasers Material Adverse Effect” is defined in Section 4.2(c).

“QIPATC” is defined in the preamble hereto.

“QIPWC” is defined in the preamble hereto.

“Real Property” is defined in Section 2.1(a).

“Retained Liabilities” is defined in Section 5.11.

“Seller” or “Sellers” is defined in the preamble hereto.

“Sellers’ Disclosure Schedule” is defined in Section 4.1(c).

“Straddle Period” means any taxable period which includes (but does not end on) the Closing Date.

“Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; customs’ duties, tariffs and similar charges; and any other tax, governmental fee or other like assessment, charge or tax of any kind whatsoever and (ii) liability for the payment of any amounts of the type described in clause (i) relating to any Person as a result of being party to an agreement to indemnify such other Person, being a successor or transferee of such other Person or being a member of the same affiliated group of corporations, within the meaning of Section 1504 of the Code.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Telecom Services Agreement” is defined in Section 3.2(d).

“Transaction Agreements” means, collectively, this Agreement, the Bill of Sale, Assignment and Assumption of Leases, the Limited Warranty Deed, the Telecom Services Agreement, the Master Services Agreement, and the Collocation Agreement, the Dark Fiber Agreement, the Exchange of Services Agreement, the Office Lease, the Post-Closing Escrow Agreement and the Assignment and Assumption of Contracts.

“WARN Act” is defined in Section 5.7(d).

Annex I - 6

“Working Capital” shall mean, as of any date of determination, the amount of total current assets of the e^deltacom Business as of such date to the extent identified on Schedule 2.7 minus the amount of total current liabilities of the e^deltacom Business as of such date to the extent identified on Schedule 2.7. For avoidance of confusion, to the extent that the current assets identified on Schedule 2.7 include Accounts Receivable that represent payments to be received for a period which includes but does not end on the Closing Date (a “Receivable Straddle Period”), current liabilities on Schedule 2.7 shall include as Deferred Revenue the amounts of the Accounts Receivable that are subject to a Receivable Straddle Period and attributable to the period which falls after the Closing Date, based on the number of days in the Receivable Straddle Period of each Account Receivable which fall on or before the Closing Date and the number of days in the Receivable Straddle Period of the such Account Receivable which fall after the Closing Date. For further avoidance of confusion, the current assets identified on Schedule 2.7 shall include Accrued Usage, representing usage based services that are billed in arrears in the ordinary course of business that have been provided on or before the Closing Date but not billed at the time of the Closing (i.e., electrical power, Ready Hands). Pursuant to Section 2.6, the corresponding liabilities for these pre-Closing services will not be assumed by Purchasers. For purposes of determining Working Capital, Accounts Receivable shall not include any Account Receivable which has been past due for more than sixty (60) days.

“Working Capital Target” is defined in Section 2.7(a).

Annex I - 7